Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

206-777-8246

Thursday, January 13, 2011

FOR IMMEDIATE RELEASE

Washington Federal Reports First Quarter Earnings of $24.5 Million

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WFSL) today announced earnings of $24,530,000, or $.22 per diluted share, for the quarter ended December 31, 2010, compared to $7,911,000, or $.07 per diluted share, for the same period one year ago. Improved earnings resulted primarily from lower credit costs, which including the provision for loan losses and real estate owned (“REO”) expenses were $36,553,000 for the quarter ended December 31, 2010, a decrease of $45,917,000, or 56%, from the previous year.

Chairman, President and Chief Executive Officer Roy M. Whitehead commented, “The improvement in net income this quarter is encouraging. We now have a notably positive earnings trend going despite soft housing and the slow economy. The quarter did bring a modest increase in the percentage of mortgage loans that were delinquent, although it’s important to note that the company’s ratio of delinquent mortgage loans was still only 1/3rd of the national average. Investors are advised that while credit losses are expected to continue at an elevated level, the Company seems well positioned to absorb them and still post reasonably good profits.”

During the quarter the Company’s loan portfolio decreased by $282 million or 3% as mortgage loans refinanced elsewhere at historically low interest rates. Investment securities increased by $320 million or 13% as management invested the proceeds from the decreasing loan portfolio. As of

December 31, 2010, the investment portfolio had an unrealized gain of $57 million, a decrease of $26 million or 31% from September 30, 2010 due to higher market interest rates at the end of the 1st fiscal quarter.

Cash and cash equivalents were $843 million at December 31, 2010, a decrease of $46 million from the prior quarter. The ratio of tangible common equity to tangible assets increased slightly during the quarter to 12.01% from 11.97%. This cash position combined with a substantial capital base will provide the Company with the flexibility to manage through potentially higher interest rates in the future.

Net interest margin expanded to 3.34% from 3.18% on a linked quarter basis, benefiting from decreasing interest expense on deposits and reduced interest expense on borrowings as a result of the prepayment of debt in the 4th quarter of fiscal 2010.

The Company’s efficiency ratio of 31.4% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .73%, while return on equity amounted to 5.3%, both of these measures are substantial improvements over the prior year results but remain well below the Company’s historical performance.

Non-performing assets amounted to $443 million, or 3.30% of total assets, at quarter-end. This represents an improvement of $110 million from December 31, 2009, but an increase of $8 million from September 30, 2010. Non-performing loans totaled $256 million on December 31, 2010, which is a 48% decline from the peak of $492 million on June 30, 2009. Overall delinquencies declined slightly to 3.41% in the current quarter from 3.53% at September 30, 2010; however the delinquency rate on single-family residential mortgages, the largest portion of the loan portfolio, increased from 3.11% to 3.33%. This increase in single family residential delinquencies was primarily responsible for the increase in non-performing assets for the quarter and contains some expected seasonality. As of quarter end the general allowance for loan losses totaled $101 million or 1.25% of loans subject to the general allowance. One year ago, the general allowance for loan losses totaled $75 million or .84% of loans. This increase in the general reserve was necessary due to the rise in single family delinquency, the continued high unemployment rates and weakness in the housing market. The total allowance for loan losses, including specific reserves accounted for under ASC 310-10 (formerly FAS 114), amounted to $159 million, or 1.88% of total gross loans.

On January 14, 2011, Washington Federal will pay a cash dividend of $.06 per share to common stockholders of record on December 31, 2010. This will be the Company’s 112th consecutive quarterly cash dividend and represents a 20% increase in the cash dividend of $.05 paid to stockholders in the preceding eight quarters.

The Company also reactivated its share repurchase program in the quarter, repurchasing 300,000 shares at an average price of $15.09. Remaining shares under the current board authorization are 2,581,714. Management expects to be opportunistic in using the remaining authorization.

The Company’s Annual Meeting of Stockholders will be held at 2:00 p.m. on January 19, 2011, at Benaroya Hall, 200 University Street Seattle, Washington.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial information contained in this release should be considered to be an estimate until the Company files its first fiscal quarter Form 10-Q for 2011 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management on troubled assets between the date of this release and the filing of the Form 10-Q to be reflected in the results of this quarter, even though the new information was received by management subsequent to the date of this release.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	December 31, 2010	September 30, 2010
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$842,888	$888,622
Available-for-sale securities	2,812,115	2,481,093
Held-to-maturity securities	68,746	80,107
Loans receivable, net	8,142,948	8,423,703
Covered loans, net	492,947	534,474
Interest receivable	51,770	49,020
Premises and equipment, net	165,442	162,721
Real estate held for sale	186,265	188,998
Covered real estate held for sale	57,936	44,155
FDIC indemnification asset	116,160	131,128
FHLB stock	151,750	151,748
Intangible assets, net	257,339	257,718
Federal and state income taxes	3,893	8,093
Other assets	77,193	84,799

	$13,427,392	$13,486,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,805,802	$8,825,918
Repurchase agreements with customers	39,830	26,622

	8,845,632	8,852,540
FHLB advances	1,864,078	1,865,548
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	15,429	39,504
Federal and state income taxes	—	—
Accrued expenses and other liabilities	63,653	87,640

	11,588,792	11,645,232
Stockholders’ Equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,655,042 and 129,555,956 shares issued; 112,282,718 and 112,483,632 shares outstanding	129,655	129,556
Paid-in capital	1,579,220	1,578,527
Accumulated other comprehensive income, net of taxes	33,165	49,682
Treasury stock, at cost; 17,372,324 and 17,072,324 shares	(213,546)	(208,985)
Retained earnings	310,106	292,367

	1,838,600	1,841,147

	$13,427,392	$13,486,379

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$16.37	$16.37
Tangible common stockholders’ equity per share	14.08	14.08
Stockholders’ equity to total assets	13.69%	13.65%
Tangible common stockholders’ equity to tangible assets	12.01	11.97
Weighted average rates at period end
Loans and mortgage-backed securities	5.63%	5.75%
Combined loans, mortgage-backed securities and investment securities	5.09	5.21
Customer accounts	1.40	1.51
Borrowings	4.14	4.14
Combined cost of customer accounts and borrowings	2.03	2.12
Interest rate spread	3.06	3.09

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended December 31,
	2010	2009
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$137,916	$137,451
Mortgage-backed securities	23,694	27,281
Investment securities and cash equivalents	3,980	938

	165,590	165,670

INTEREST EXPENSE
Customer accounts	32,734	36,485
FHLB advances and other borrowings	28,122	31,420

	60,856	67,905

Net interest income	104,734	97,765
Provision for loan losses	26,000	69,750

Net interest income after provision for loan losses	78,734	28,015

OTHER INCOME
Gain on sale of investments	—	20,428
Other	4,426	3,810

	4,426	24,238

OTHER EXPENSE
Compensation and benefits	17,723	13,637
Occupancy	3,515	3,249
FDIC premiums	5,099	3,564
Other	7,942	6,527

	34,279	26,977
Loss on real estate acquired through foreclosure, net	(10,553)	(12,720)

Income before income taxes	38,328	12,556
Income taxes provision	13,798	4,645

NET INCOME	$24,530	$7,911

PER SHARE DATA
Basic earnings	$.22	$.08
Diluted earnings	.22	.07
Cash dividends per share	.06	.05
Basic weighted average number of shares outstanding	112,449,175	112,353,941
Diluted weighted average number of shares outstanding, including dilutive stock options	112,502,134	112,583,127

PERFORMANCE RATIOS
Return on average assets	.73%	.25%
Return on average common equity	5.30%	1.80%